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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statements (No. 333-17803, No. 333-86207 and No. 333-40702) on Form S-8 of LCC International,
Inc. of our report dated March 29, 2001, relating to the consolidated balance sheets of LCC International, Inc. and subsidiaries as of December 31, 1999 and 2000, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000, and related schedule, which report appears in the amended December 31, 2000 annual report on Form 10-K/A of LCC International, Inc.


/s/ KPMG LLP
----------------
KPMG LLP

McLean, VA
December 20, 2001